UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                FORM 12B-25

                        NOTIFICATION OF LATE FILING

                                      Commission File Number:  1-6537

(Check One):
[ ] Form 10-K [ ] Form 11-K [ ] Form 20-F [X] Form 10-Q [ ] Form N-SAR

      For Period Ended: September 30, 1999
      [ ] Transition Report on Form
      10-K [ ] Transition Report on Form 20-F
      [ ] Transition Report on Form 11-K
      [ ] Transition Report on Form 10-Q
      [ ] Transition Report on Form N-SAR
      For the Transition Period Ended:

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   NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
               HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

ALL STAR GAS CORPORATION
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Full Name of Registrant

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Former Name if Applicable

P.O. BOX 303, 119 WEST COMMERCIAL STREET
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Address of Principal Executive Office (Street and Number)

LEBANON, MISSOURI 65536
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City, State and Zip Code



PART II -- RULES 12B-25(B) AND (C)


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rules 12b-25(b), the following should be completed. (Check box if appropriate)

[X]   (a)   The reasons described in reasonable detail in Part III of
            this form could not be eliminated without unreasonable effort or expense;

[X]   (b)   The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ]  (c)   The accountant's statement or other exhibit required by
            Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

      The Registrant's Form 10-Q could not be filed timely because the Registrant is currently in the process of compiling and completing its financial statements for the fiscal quarter ended September 30, 1999 and coordinating a review of such financial statements with its independent accounting firm. As a result of these two factors, the Registrant's Form 10-Q could not be timely prepared without unreasonable effort or expense. The Registrant's Form 10-Q will be filed no later than the fifth calendar day following the prescribed due date of November 15, 1999.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Valeria Schall                (417) 532-3103
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      (Name)                  (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

      [X] Yes     [ ] No

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(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

      [ ] Yes     [X] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                          ALL STAR GAS CORPORATION
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            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 1999              By: /s/ Valeria Schall
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                                        VALERIA SCHALL
                                        EXECUTIVE VICE PRESIDENT

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                 ATTENTION
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     Intentional misstatements or omissions of fact constitute
          Federal Criminal Violations (See 18 U.S.C. 1001)
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